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                                                                     EXHIBIT 2.1

                            PLAN OF REORGANIZATION
                                      OF
                 NATIONAL CAPITAL RECIPROCAL INSURANCE COMPANY

         Under the Reciprocal Insurance Company Conversion Act of 1998



                                   PREAMBLE

     WHEREAS, National Capital Reciprocal Insurance Company (the "Company") is a District of Columbia reciprocal insurance company;

     WHEREAS, the Company proposes to reorganize by forming a mutual insurance holding company and continuing its corporate existence without interruption as a stock insurance company subsidiary of two intermediate holding companies that are subsidiaries of such mutual insurance holding company, all in accordance with this Plan of Reorganization and the laws of the District of Columbia, including the Reciprocal Insurance Company Conversion Act of 1998, D.C. Act 12-301, as enacted by the Council of the District of Columbia (the "RICC Act");

     WHEREAS, pursuant to this Plan of Reorganization the Company shall form S, A Mutual Holding Company, a District of Columbia mutual insurance holding company (the "Mutual Holding Company"), and the Mutual Holding Company shall form NCRIC Holdings, Inc. ("NCRIC Holdings") and NCRIC Group, Inc. ("NCRIC Group"), each of which shall become a District of Columbia intermediate stock holding company;

     WHEREAS, pursuant to this Plan of Reorganization, the Company shall on the Effective Date (as defined) reorganize into a stock insurance company pursuant to the provisions of the RICC Act and adopt Articles of Incorporation pursuant to the RICC Act to, among other things, authorize the issuance of capital stock and change its name to NCRIC, Inc. (the "Reorganized Stock Company");

     WHEREAS, pursuant to this Plan of Reorganization, on the Effective Date,
(i) the Reorganized Stock Company shall issue all of its initially outstanding shares of capital stock (the "Reorganized Company Shares") to the Mutual Holding Company, (ii) the Mutual Holding Company shall transfer all of the initially outstanding Reorganized Company Shares to NCRIC Holdings in exchange for all of the initially outstanding shares of the capital stock of NCRIC Holdings and
(iii) NCRIC Holdings shall transfer all of the initially outstanding Reorganized Company Shares to NCRIC Group in exchange for all of the initially outstanding shares of the capital stock of NCRIC Group;

     WHEREAS, in connection with the Reorganization, the Company desires to realign certain of its subsidiaries under the mutual holding company structure;
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     WHEREAS, every Policy (as defined) which is in force on the Effective Date shall continue as a Policy of the Reorganized Stock Company and all contract rights of such Policies shall be and remain as they exist at the time of the Reorganization;

     WHEREAS, each Person (as defined) who is a Policyholder (as defined) of a Policy which is in force at the time of the Reorganization, and who is deemed to be a Member (as defined) of the Company, shall upon the Reorganization become a Member (as defined) of the Mutual Holding Company, and his or her Membership Interests (as defined) in the Company shall at such time become Membership Interests in the Mutual Holding Company and his or her Membership Interests in the Company shall at such time be extinguished;

     WHEREAS, after the Reorganization, the Mutual Holding Company shall at all times, directly or indirectly, retain ownership and control of at least a majority of the outstanding voting shares of NCRIC Holdings, NCRIC Group and the Reorganized Stock Company;

     WHEREAS, the Reorganization is designed to enhance the Company's strategic and financial flexibility by creating a corporate structure that will potentially enable it to enter additional businesses and access capital markets that are presently unavailable to the Company as a reciprocal insurer, which may thereby facilitate the growth important to the Company's goals of serving physicians' needs and remaining an effective and competitive insurer in the future. Access to capital markets includes the potential sale of a portion of the stock of NCRIC Holdings, NCRIC Group or the Reorganized Stock Company, provided that the Mutual Holding Company shall at all times thereafter retain direct or indirect ownership and control of at least a majority of the outstanding voting shares of NCRIC Holdings, NCRIC Group and the Reorganized Stock Company;

     WHEREAS, all the corporations referred to by name in this Preamble are organized, or to be organized, under the laws of the District of Columbia;

     WHEREAS, the Board of Governors of the Company believes that the Reorganization is fair and equitable to its Policyholders and that the interests of Policyholders are fully and properly protected, and at a meeting duly called and held on April 20, 1998 the Board of Governors approved the Reorganization and adopted this Plan of Reorganization and authorized and directed the execution of this Plan of Reorganization in accordance with the requirements of the RICC Act;

     WHEREAS, the Board of Governors of the Company has directed that this Plan of Reorganization be submitted to the Voting Policyholders (as defined) of the Company for approval; and

     WHEREAS, the Board of Governors of the Company has directed that this Plan of Reorganization be submitted to the Commissioner of Insurance and Securities (or successor regulator) for the District of Columbia (the "Commissioner") for approval;

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     NOW, THEREFORE, this Plan of Reorganization is entered into by the Company.

                                   ARTICLE I

                                  DEFINITIONS

     As used in this Plan of Reorganization, the following words or phrases have the following meanings. The following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     "Commissioner" has the meaning specified in the Preamble.

     "Company" has the meaning specified in the Preamble.

     "Corporation Acts" means the District of Columbia Corporation Acts, Title 29, chapters 1-3, D.C. Code Ann. (1997).

     "Corporation Counsel" means the Corporation Counsel of the District of Columbia.

     "Effective Date" has the meaning specified in Section 3.3.

     "Initial Public Offering" means an initial public offering for cash of the common stock of the Reorganized Stock Company or an Intermediate Stock Holding Company pursuant to a registration statement on the applicable form under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission.

     "Intermediate Stock Holding Company" means NCRIC Holdings, NCRIC Group and such other intermediate holding company that owns, directly or indirectly through another such intermediate holding company, at least a majority of the outstanding voting shares of the Company after the Effective Date.

     "Member" means, prior to the Effective Date, a Person who, by the records, and the Rules, Regulations and Bylaws of the Company, is deemed to be a member of the Company. On and after the Effective Date, "Member" means a Person who, as provided in Section 2.2 or by the records of the Mutual Holding Company and by its Articles of Incorporation or Bylaws, is deemed to be a member of the Mutual Holding Company.

     "Membership Interests" means, prior to the Effective Date, the interests of the Members of the Company, as specified under District of Columbia law and the Rules, Regulations and Bylaws of the Company. On and after the Effective Date, "Membership Interests" means the interests of Members of the Mutual Holding Company, as specified under District of Columbia law and the Articles of Incorporation or Bylaws of the Mutual Holding Company.

     "Mutual Holding Company" has the meaning specified in the Preamble.


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